Conformed Version

TENDER OFFER AGREEMENT

This Agreement (“Agreement”) is made and entered into as of the 11th day of August, 2023, by and among PIMCO Corporate & Income Strategy Fund (“PCN”), PIMCO Income Strategy Fund (“PFL”), PIMCO Income Strategy Fund II (“PFN”), PIMCO High Income Fund (“PHK”), PIMCO Corporate & Income Opportunity Fund (“PTY”), PIMCO Municipal Income Fund (“PMF”), PIMCO Municipal Income Fund II (“PML”), PIMCO Municipal Income Fund III (“PMX”), PIMCO California Municipal Income Fund (“PCQ”), PIMCO California Municipal Income Fund II (“PCK”), PIMCO California Municipal Income Fund III (“PZC”), PIMCO New York Municipal Income Fund (“PNF”), PIMCO New York Municipal Income Fund II (“PNI”) and PIMCO New York Municipal Income Fund III (“PYN” and, together with PCN, PFL, PFN, PHK, PTY, PMF, PML, PMX, PCQ, PCK, PZC, PNF and PNI each, a “Fund” and, collectively, the “Funds”), Pacific Investment Management Company LLC (“PIMCO” and, together with the Funds, the “Fund Parties”) and Bank of America, N.A. (“BANA”).

WHEREAS, BANA is a substantial holder of auction rate preferred shares issued by PCN, PFL, PFN, PHK, PTY, PMF, PML, PMX, PCQ, PCK, PZC, PNF, PNI and PYN, each a closed-end investment company registered under the Investment Company Act of 1940, as amended, for which PIMCO serves as investment manager (“ARPS”);

WHEREAS, BANA has engaged in discussions with the Fund Parties regarding a proposal that each Fund conduct an issuer tender offer for its ARPS (the “Discussions”), and in that connection BANA entered into a letter agreement with the Fund Parties regarding confidentiality obligations with respect to the discussions (the “Confidentiality Letter Agreement”).

NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.      Tender Offers. With respect to each Fund, subject to satisfaction of Section 2 below, the Fund Parties (each Fund with respect to itself only) agree to conduct a tender offer by PTY for 100% of its issued and outstanding ARPS at a price equal to 96% of the $25,000 per share liquidation preference of the ARPS (i.e., a tender offer of $24,000 per ARPS share), a tender offer by each of PCN and PHK for 100% of its issued and outstanding ARPS at a price equal to 93.25% of the $25,000 per share liquidation preference of the ARPS (i.e., a tender offer price of $23,312.50 per share), a tender offer by each of PFL and PFN for 100% of its issued and outstanding ARPS at a price equal to 94.25% of the $25,000 per share liquidation preference of the ARPS (i.e., a tender offer price of $23,562.50 per share) and a tender offer by each of PMF, PML, PMX, PCQ, PCK, PZC, PNF, PNI and PYN for 100% of its issued and outstanding ARPS at a price equal to 94.5% of the $25,000 per share liquidation preference of the ARPS (i.e., a tender offer of $23,625 per ARPS share), scheduled to expire as of 5:00 p.m., New York City time, on September 18, 2023 (such date, as it may be extended in accordance with the terms of the Tender Offers and with the consent of BANA, the “Expiration Date”), subject only to substantially the same conditions as are set forth in Appendix A hereto (each, a “Tender Offer” and, collectively, the “Tender Offers”), which conditions do not include any minimum level of participation in the Tender Offer by ARPS holders of the Fund. Each Fund (with respect to itself only) hereby agrees that if, as of the Expiration Date of its Tender Offer, all of such conditions are satisfied, it shall accept for payment all ARPS properly tendered pursuant to its Tender Offer, payment for which shall be effected promptly after the Expiration Date. Payment for Preferred Shares accepted for payment pursuant to a Fund’s Tender Offer will be made by deposit of the aggregate purchase price with the Depositary, as further described in and subject to the Fund’s Offer to Purchase; provided, that each Fund will deposit the aggregate purchase price with the Depositary within five calendar days of the Expiration Date.

2.      Agreements and Obligations of BANA. BANA hereby agrees and undertakes that, with respect to each Fund, upon such Fund’s conducting of a Tender Offer, BANA shall tender one-hundred percent (100%) of the ARPS listed Appendix C hereto, such that BANA would no longer own any of such ARPS listed on Appendix C following completion of the Fund’s Tender Offer, provided that, BANA retains its right to sell or transfer in its sole discretion any of the ARPS (subject to any applicable transfer provisions applicable to the ARPS) between the date hereof and the date on which any Tender Offer commences.

For the avoidance of doubt, the parties confirm that the tendering of any ARPS in connection with the Tender Offer will not affect the accrual of or obligation to pay dividends on such ARPS for the period through the Expiration Date.

3.      Release of Any Claims; Covenants Not to Sue.

(a)      Subject to, and effective upon, the acceptance for purchase of, and payment for, the offer price of ARPS of each Fund tendered in accordance with the terms and subject to the conditions of each such Tender Offer and payment of any dividends accrued on such ARPS through the Expiration Date, BANA, on behalf of itself, its heirs, beneficiaries, administrators, personal representatives, successors, assigns, parents, subsidiaries, shareholders, affiliates, and predecessors, as applicable, in exchange for the agreements and other consideration in this Agreement, (i) does hereby compromise, settle, and absolutely, unconditionally, and fully release and forever discharge each of the Fund Parties and their current and former respective successors, subsidiaries, affiliates, employees, officers, directors, trustees, managers, investors and shareholders, and each of their respective attorneys, administrators, personal representatives, insurers and assigns (together, the “Released Fund Parties”) of and from any and all claims, demands, debts, liens, obligations, fees and expenses, harm, injuries, liabilities, cause or causes of action, whether known or unknown, claimed or alleged, asserted or unasserted, either at law or in equity, whether statutory, in contract or in tort, of any kind or character which it has, or owns, or may now or in the future have or own for any claims arising out of or relating in any way to the Discussions, the Tender Offer or BANA’s acquisition of transactions in, ownership of or holdings in the Funds’ ARPS and (ii) acknowledges and agrees that it will not now or in the future bring any claim, action, lawsuit, arbitration proceeding or other form of action against any of the Released Fund Parties, directly or indirectly, arising out of or in any way connected with any claim or potential claim released under this Agreement as referenced in sub-paragraph 3(a)(i) above, and that this Agreement is a bar to any such claim, action, lawsuit, proceeding or other form of action.

(b)      Subject to and upon completion of the Tender Offers, each of the Fund Parties, on behalf of itself, its heirs, beneficiaries, administrators, personal representatives, successors, assigns, parents, subsidiaries, shareholders, affiliates, and predecessors, as applicable, in exchange for the agreements and other consideration in this Agreement, (i) does hereby compromise, settle, and absolutely, unconditionally, and fully release and forever discharge BANA and its current and former respective successors, subsidiaries, affiliates, employees, officers, directors, trustees, managers, investors and shareholders, and each of their respective attorneys, administrators, personal representatives, insurers and assigns (together, the “Released BANA Parties”) of and from any and all claims, demands, debts, liens, obligations, fees and expenses, harm, injuries, liabilities, cause or causes of action, whether known or unknown, claimed or alleged, asserted or unasserted, either at law or in equity, whether statutory, in contract or in tort, of any kind or character which it has, or owns, or may now or in the future have or own for any claims arising out of or relating in any way to the Discussions, the Tender Offers or BANA’s acquisition of, transactions in, ownership of or holdings in the Funds’ ARPS and (ii) acknowledges and agrees that it will not now or in the future bring any claim, action, lawsuit, arbitration proceeding or other form of action against any of the Released BANA Parties, directly or indirectly, arising out of or in any way connected with any claim or potential claim released under this Agreement as referenced in sub-paragraph 3(b)(i) above, and that this Agreement is a bar to any such claim, action, lawsuit, proceeding or other form of action.

(c)      BANA and the Fund Parties acknowledge and agree that the releases and covenants provided in this Section 3 are in no way an admission or acknowledgment of any liabilities, claims or causes of action that one party may have against the other.

(d)      The provisions of Section 3(a) and Section 3(b) shall not be deemed to preclude any claim by any party hereto alleging a breach of the terms of this Agreement.

4.      Injunctive Relief. Each party acknowledges that a breach of its obligations under this Agreement may result in irreparable harm to the other party for which monetary damages may not be sufficient. Each party hereto agrees that, in the event of a breach or threatened breach by the other party of its obligations under this Agreement, the non-breaching party shall be entitled, in addition to its other rights and remedies hereunder or at law, to seek injunctive or other equitable relief, and such further relief as may be proper from a court of competent jurisdiction, including specific performance of the obligations set forth in Section 2 of this Agreement.

5.      Confidentiality. BANA and the Fund Parties hereby agree to and do hereby extend the terms of the Confidentiality Letter Agreement and their respective obligations thereunder in accordance with Section 6 hereof; provided that the Fund Parties may disclose the subject matter of the Tender Offers to third parties, including to other holders of the Funds’ ARPS and to service providers and agents who may be engaged to assist in conducting the Tender Offers, before the Tender Offers are publicly announced. For the avoidance of doubt, (i) BANA acknowledges that each Fund will be required to file a copy of this Agreement with its Form TO filings in connection with its Tender Offer and (ii) the Funds acknowledge that BANA may file a copy of this Agreement with any filings that are to be made pursuant to Section 13 or Section 16 of the Securities Exchange Act of 1934, provided that any such filing by BANA will not be made before the earlier of (i) the filing by a Fund of a copy of this Agreement with its Form TO filing in connection with its tender offer and (ii) the date that is two business days following the date of this Agreement.

6.      Term. This Agreement shall terminate on the earlier of (i) the close of the New York Stock Exchange on the business day next following the Expiration Date, if the Funds have not accepted validly tendered ARPS for purchase pursuant to the Tender Offers by such time and (ii) the date of completion of the Tender Offers. In the case of termination of this Agreement pursuant to Section 6(i), all provisions of this Agreement shall terminate and have no further force or effect upon such termination, except that the confidentiality obligations of the parties under Section 5 hereof and the Confidentiality Letter Agreement shall survive the termination of this Agreement for the survival period provided in the Confidentiality Letter Agreement. In the case of termination of this Agreement pursuant to Section 6(ii), the obligations of the parties under Sections 3, 4 and 5 hereof shall survive the termination of this Agreement, provided that with respect to Section 5, such obligations shall survive for the survival period provided in the Confidentiality Letter Agreement.

7.      Miscellaneous.

(a)      Notices. Any notices or other communications required or permitted hereunder will be deemed to have been properly given and delivered if in writing by such party or its legal representative and delivered personally or sent by facsimile, e-mail or other electronic communication, or by a nationally recognized overnight courier service guaranteeing overnight delivery, addressed as follows:

  If to BANA:                 Bank of America, N.A.

One Bryant Park

1111 Avenue of the Americas, 3rd Floor

New York, New York 10036

Attention: Michael Jentis

Lisa Irizarry

Thomas Visone

E-mail:           michael.jentis@bofa.com

lisa.m.irizarry@bofa.com

thomas.visone@bofa.com

  If to PIMCO:                            Pacific Investment Management Company LLC

650 Newport Center Drive

Newport Beach, CA 92660

Attn: Ryan Leshaw

E-mail: ryan.leshaw@pimco.com

Facsimile: 949-719-3136

  If to a Fund:                             [Fund name]

c/o Pacific Investment Management Company LLC

650 Newport Center Drive

Newport Beach, CA 92660

Attn: Ryan Leshaw

E-mail: ryan.leshaw@pimco.com

Facsimile: 949-719-3136

(b)      No Assignment; Binding Effect. No Party shall assign this Agreement or its rights hereunder without the express written consent of the other parties. This Agreement is binding upon and inures to the benefit of the Parties hereto and their respective heirs, legal representatives, executors, administrators, successors and assigns.

(c)      Agreement Separable. If any provision hereof is for any reason unenforceable or inapplicable, the other provisions hereof will remain in full force and effect in the same manner as if such unenforceable or inapplicable provision had never been contained herein. This Agreement has been approved on behalf of each Fund by action of its Board of Trustees (the “Board”) which approval was recommended by PIMCO in its capacity as investment manager for each Fund.

(d)      Counterparts. This Agreement may be executed in any number of counterparts, each of which will, for all purposes, be deemed to be an original. Facsimile or electronic signatures shall have the same force and effect as executed originals.

(e)      Governing Law. This Agreement is governed by the laws of the State of New York, without regard to the principles of conflicts of laws or choice of laws of any state or commonwealth. Each party submits to the exclusive jurisdiction of, and acknowledges the propriety of venue in the United States District Court for the Southern District of New York sitting in New York County, New York, and its appellate courts, as well as any Courts of the State of New York sitting in New York County, New York, and the appellate courts thereof.

TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, THE PARTIES HEREBY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS SECTION 7(E) WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT BETWEEN THE PARTIES EACH IRREVOCABLY TO WAIVE ITS RIGHT TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT, WHICH WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

(f)      Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the matters set forth herein, and there are no other covenants, agreements, promises, terms and provisions, conditions, undertakings or understandings, either oral or written, between them other than those herein set forth. No subsequent alteration, amendment, change, deletion or addition to this Agreement shall be binding upon the parties unless in writing and signed by the parties.

(g)      Further Assurances. Each party covenants, on behalf of itself and its successors and assigns, to take all actions and do all things, and to promptly and duly execute, acknowledge and deliver any and all such further instruments and documents necessary or proper to achieve the purposes and objectives of this Agreement.

(h)      Massachusetts Business Trust Matters. A copy of the Agreement and Declaration of Trust of each Fund is on file with the Secretary of State of The Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the Trustees of each Fund as Trustees and not individually and that the obligations of each Fund under this instrument are not binding upon any of the Trustees, officers or shareholders of the Fund individually, but are binding only upon the assets and property of the Fund.

[The remainder of this page is intentionally blank.]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above, and each party represents and acknowledges that it possesses the requisite authority to execute this Agreement.

Each Fund Listed on Appendix B hereto

(with respect to each Fund, severally and neither jointly

 nor jointly and severally with any other Fund)

By:	/s/ Eric D. Johnson

Title:	President

Date:	August 11, 2023

Pacific Investment Management Company LLC

By:	/s/ Peter G. Strewlow

Title:	Managing Director, Co-Chief Operating Officer

Date:	August 11, 2023

Bank of America, N.A.

By:	/s/ Michael Jentis

Title:	Managing Director

Date:	August 11, 2023

APPENDIX A

TENDER OFFER CONDITIONS:

It is a condition to each Fund’s tender offer that each Fund cannot accept tenders or effect repurchases, unless otherwise determined by the Fund’s Board, if (1) such transactions, if consummated, would (a) result in delisting of the Fund’s common shares from the New York Stock Exchange; (b) impair the Fund’s status as a regulated investment company under the Internal Revenue Code of 1986 (which would make the Fund subject to federal income tax on all of its net income and gains in addition to the taxation of shareholders who receive distributions from the Fund); or (c) result in a failure of the Fund to comply with any applicable asset coverage requirements in the event any senior securities are issued and outstanding; (2) there shall be instituted or pending before any governmental entity or court any action, proceeding, application or claim, or any judgment, order or injunction sought, or any other action taken by any person or entity, which (a) restrains, prohibits or materially delays the making or consummation of the tender offer; (b) challenges the acquisition by the Fund of ARPS pursuant to the tender offer or the Board’s fulfillment of its fiduciary obligations in connection with the tender offer; (c) seeks to obtain any material amount of damages in connection with the tender offer; or (d) otherwise directly or indirectly materially adversely affects the tender offer or the Fund; or (3) there is any (a) suspension of or limitation on prices for trading securities generally on the New York Stock Exchange or other national securities exchange(s); (b) declaration of a banking moratorium by Federal or state authorities or any suspension of payment by banks in the United States or New York State; or (c) limitation affecting the Fund imposed by federal or state authorities on the extension of credit by lending institutions.

APPENDIX B

PIMCO Corporate & Income Strategy Fund

PIMCO Income Strategy Fund

PIMCO Income Strategy Fund II

PIMCO High Income Fund

PIMCO Corporate & Income Opportunity Fund

PIMCO Municipal Income Fund

PIMCO Municipal Income Fund II

PIMCO Municipal Income Fund III

PIMCO California Municipal Income Fund

PIMCO California Municipal Income Fund II

PIMCO California Municipal Income Fund III

PIMCO New York Municipal Income Fund

PIMCO New York Municipal Income Fund II

PIMCO New York Municipal Income Fund III

APPENDIX C

Issuer	Symbol	CUSIP	Position
PIMCO Corporate & Income Opportunity Fund	PTY	72201B408	989
PIMCO Corporate & Income Opportunity Fund	PTY	72201B200	1,144
PIMCO Corporate & Income Opportunity Fund	PTY	72201B309	796
PIMCO Corporate & Income Opportunity Fund	PTY	72201B507	1,081
PIMCO Corporate & Income Opportunity Fund	PTY	72201B606	1,028
PIMCO High Income Fund	PHK	722014206	111
PIMCO High Income Fund	PHK	722014305	144
PIMCO High Income Fund	PHK	722014404	90
PIMCO High Income Fund	PHK	722014503	104
PIMCO High Income Fund	PHK	722014602	116
PIMCO Income Strategy Fund	PFL	72201H207	588
PIMCO Income Strategy Fund	PFL	72201H306	464
PIMCO Income Strategy Fund	PFL	72201H405	351
PIMCO Municipal Income Fund III	PMX	72201A202	148
PIMCO Municipal Income Fund III	PMX	72201A301	63
PIMCO Municipal Income Fund III	PMX	72201A400	8
PIMCO Municipal Income Fund III	PMX	72201A509	37
PIMCO Municipal Income Fund III	PMX	72201A608	35
PIMCO California Municipal Income Fund III	PZC	72201C208	133
PIMCO California Municipal Income Fund III	PZC	72201C307	68
PIMCO New York Municipal Income Fund III	PYN	72201E204	107
PIMCO California Municipal Income Fund	PCQ	72200N205	85
PIMCO California Municipal Income Fund	PCQ	72200N304	91
PIMCO California Municipal Income Fund	PCQ	72200N403	29
PIMCO Municipal Income Fund	PMF	72200R206	47
PIMCO Municipal Income Fund	PMF	72200R305	11
PIMCO Municipal Income Fund	PMF	72200R404	31
PIMCO Municipal Income Fund	PMF	72200R503	57
PIMCO Municipal Income Fund	PMF	72200R602	39
PIMCO New York Municipal Income Fund	PNF	72200T301	251
PIMCO Corporate & Income Strategy Fund	PCN	72200U209	102
PIMCO Corporate & Income Strategy Fund	PCN	72200U308	67
PIMCO Corporate & Income Strategy Fund	PCN	72200U407	123
PIMCO Corporate & Income Strategy Fund	PCN	72200U506	51
PIMCO Corporate & Income Strategy Fund	PCN	72200U605	74
PIMCO Municipal Income Fund II	PML	72200W205	55
PIMCO Municipal Income Fund II	PML	72200W304	274
PIMCO Municipal Income Fund II	PML	72200W403	69
PIMCO Municipal Income Fund II	PML	72200W502	94
PIMCO Municipal Income Fund II	PML	72200W601	54
PIMCO California Municipal Income Fund II	PCK	72200M207	158
PIMCO California Municipal Income Fund II	PCK	72200M306	85
PIMCO California Municipal Income Fund II	PCK	72200M405	93
PIMCO California Municipal Income Fund II	PCK	72200M504	60

Issuer	Symbol	CUSIP	Position
PIMCO California Municipal Income Fund II	PCK	72200M603	76
PIMCO New York Municipal Income Fund II	PNI	72200Y201	99
PIMCO New York Municipal Income Fund II	PNI	72200Y300	137
PIMCO Income Strategy Fund II	PFN	72201J500	453
PIMCO Income Strategy Fund II	PFN	72201J203	458
PIMCO Income Strategy Fund II	PFN	72201J302	355
PIMCO Income Strategy Fund II	PFN	72201J401	318
PIMCO Income Strategy Fund II	PFN	72201J609	316